EXHIBIT 99.1

3D Systems Earns 26 Cents per Share for Second Quarter 2011

ROCK HILL, S.C., July 28, 2011 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that it earned 26 cents per share diluted, for the second quarter of 2011 on a 57% revenue increase and a 58% gross profit improvement compared to the second quarter of 2010. The company's quarterly and annual earnings benefitted by 12 cents per share from releasing a portion of its valuation allowance on deferred tax assets.

Net income included $0.4 million of restructuring expenses, $2.2 million of legal expenses and $3.4 million of non-cash expenses related to depreciation, amortization and share-based compensation expense for the 2011 quarter compared to $2.4 million of non-cash expenses and $1.2 million of legal expenses for the 2010 period.

"We are pleased with our organic growth, record printer units sold and the continued strong revenue expansion from all our products and services," said Abe Reichental, 3D Systems' President and Chief Executive Officer.

The table below summarizes the company's key second quarter and six months 2011 financial results.

(in millions, except per share amounts)	Second Quarter			First Six Months
			% Change			% Change
			Favorable			Favorable
Operating Highlights	2011	2010	(Unfavorable)	2011	2010	(Unfavorable)
Revenue	$55.1	$35.1	57%	$103.0	$66.8	54%
Gross profit	$25.2	$16.0	58%	$48.4	$30.3	60%
% of revenue	46%	45%		47%	45%
Operating expenses	$17.2	$12.5	(37%)	$33.0	$24.2	(36%)
% of revenue	31%	36%		32%	36%
Operating income	$8.0	$3.4	134%	$15.4	$6.1	154%
% of revenue	15%	10%		15%	9%
Net income	$13.4	$2.7	389%	$20.2	$4.8	325%
% of revenue	24%	8%		20%	7%
Diluted earnings per share	$0.26	$0.06	333%	$0.40	$0.10	300%
Available cash	$79.0	$25.9	205%	$79.0	$25.9	205%
Depreciation & amortization	$2.6	$1.9	(35%)	$5.0	$3.4	(46%)
% of revenue	5%	5%		5%	5%

- Percents are rounded to nearest whole number
- 2010 earnings per share are adjusted for the two-for-one stock split effected in the second quarter of 2011

For the second quarter 2011 the company delivered record revenue growth from all its revenue categories. 3D printer units sold tripled over the comparable period and accounted for a $5.5 million revenue increase.  During the second quarter the company recruited 27 new resellers to its global distribution network that aggregated to 167 channel partners. Print materials grew by $2.4 million on strong user demand and an expanded installed base. Services, including custom parts, increased by $12.0 million compared to the second quarter of 2010. Healthcare solutions grew 32% over the prior year and organic growth accounted for 25% of the company's total revenue increase.

Gross profit margin for the quarter expanded 30 basis points over the 2010 period, to 45.7%.  Print materials gross profit margin improved 530 basis points over the comparable 2010 quarter and 150 basis points sequentially to 65%.  Printers' gross profit margin expanded 220 basis points over the comparable period from increased volume, but compressed 370 basis points sequentially as a result of unfavorable printers' mix. Services gross profit margin improved 60 basis points compared to 2010 on significantly higher revenue, but decreased 360 basis points sequentially. Custom parts services gross profit margin increased 1,290 basis points over the comparable 2010 quarter, but decreased 690 basis points sequentially on a seasonal revenue shortfall of higher margin 3Dproparts™ Italy revenue and higher Quickparts® revenue at lower margin.

The company ended the first six months of 2011 with $79.0 million of available cash and cash equivalents. During the first six months of 2011 the company generated $6.2 million of cash from operations, used $29.2 million to fund strategic investing activities and completed a common stock offering with net proceeds of $62.1 million.

 "We remain focused on democratizing access to affordable and viable 3D content-to-print solutions for professionals and consumers alike. We believe that the marketplace for our products and services is largely underpenetrated and that our diversified portfolio makes us more attractive to broader audiences. While the rapid growth rate of our custom parts and printers revenue outpaced our margin expansion rate for the quarter, we remain optimistic about our future and believe that we are on track to achieve our long-term target operating model," concluded Reichental.

Conference Call and Webcast Details

3D Systems will hold a conference call and webcast to discuss its operating results for the second quarter and six months 2011 on Thursday, July 28, 2011 at 11:30 a.m., Eastern Time.

  To access this Conference Call, dial 1-(800) 798-2864 from in the U.S. or 1(617) 614-6206 from outside the U.S. and enter participant code 19161462.

  To access the webcast, log onto 3D Systems' Web site at www.3dsystems.com/ir. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The webcast will be available for replay beginning approximately two hours after completion of the call at: www.3dsystems.com/ir.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides creative content development, design productivity tools and curation services and downloads. Its expertly integrated solutions replace displace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, communicate, prototype and produce functional end-use parts empowering our customers to create with confidence.

More information on the company is available at www.3DSystems.com, www.printin3D.com, www.toptobottomdental.com, www.quickparts.com, www.3Dproparts.com, www.bitsfrombytes.com, www.The3dStudio.com, www.freedomofcreation.com, blog.3dsystems.com, or via email at moreinfo@3Dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

3D SYSTEMS CORPORATION
Unaudited Consolidated Statements of Operations and Comprehensive Income
Quarters and Six Months Ended June 30, 2011 and 2010

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Revenue:
Products	$ 32,610	$ 24,645	$ 61,754	$ 47,042
Services	22,518	10,499	41,271	19,729

Total revenue	55,128	35,144	103,025	66,771

Cost of sales:
Products	15,971	12,614	29,723	23,617
Services	13,954	6,574	24,902	12,877

Total cost of sales	29,925	19,188	54,625	36,494

Gross profit	25,203	15,956	48,400	30,277

Operating expenses:
Selling, general and administrative	14,159	9,776	27,123	18,934
Research and development	3,043	2,766	5,865	5,271

Total operating expenses	17,202	12,542	32,988	24,205

Income from operations	8,001	3,414	15,412	6,072

Interest and other expense (income), net	107	430	(189)	834

Income before income taxes	7,894	2,984	15,601	5,238
Provision for (benefit of) income taxes	(5,479)	247	(4,594)	483

Net income	$ 13,373	$ 2,737	$ 20,195	$ 4,755

Other comprehensive income
Unrealized gain (loss) on pension obligation	2	(13)	5	(20)
Foreign currency translation adjustments	1,501	(760)	2,622	(1,274)

Comprehensive income	$ 14,876	$ 1,964	$ 22,822	$ 3,461

Net income per share - basic (1)	$ 0.27	$ 0.06	$ 0.41	$ 0.10

Net income per share - diluted (1)	$ 0.26	$ 0.06	$ 0.40	$ 0.10

(1) See Schedule 1 for the calculation of basic and diluted earnings per share. 2010 per share data have been adjusted to reflect the two-for-one stock split effected in the second quarter of 2011

3D SYSTEMS CORPORATION
Unaudited Consolidated Balance Sheets
June 30, 2011 and December 31, 2010

	June 30,	December 31,
(in thousands)	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$ 79,009	$ 37,349
Accounts receivable, net	42,157	35,800
Inventories, net	27,388	23,811
Prepaid expenses and other current assets	2,539	1,295
Current deferred income tax assets	2,549	1,874
Restricted cash	232	11
Total current assets	153,874	100,140

Property and equipment, net	27,432	27,669
Other intangible assets, net	35,405	18,275
Goodwill	78,823	58,978
Long term deferred tax assets	4,985	--
Other assets, net	4,072	3,738
Total assets	$ 304,591	$ 208,800

LIABILITIES AND EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$ 177	$ 224
Accounts payable	26,669	26,556
Accrued and other liabilities	23,403	17,969
Customer deposits	1,423	2,298
Deferred revenue	11,109	10,618
Total current liabilities	62,781	57,665

Long-term portion of capitalized lease obligations	7,620	8,055
Other liabilities	10,638	9,961
Total liabilities	81,039	75,681

Commitments and contingencies	--	--
Shareholders' equity:
Preferred stock, authorized 5,000 shares, none issued	--	--
Common stock, authorized 60,000 shares, issued and outstanding 50,707 (2011) and 46,948 shares (2010) *	51	23
Additional paid-in capital	253,865	186,252
Treasury stock, at cost; 281 shares (2011) and 268 shares (2010) *	(193)	(189)
Accumulated deficit	(37,756)	(57,925)
Accumulated other comprehensive income	7,585	4,958
Total equity	223,552	133,119
Total liabilities and equity	$ 304,591	$ 208,800

*2010 share and per share data have been adjusted to reflect the two-for-one stock split effected in the second quarter of 2011

3D SYSTEMS CORPORATION
Unaudited Consolidated Statements of Cash Flows
Six Months Ended June 30, 2011 and 2010

	Six Months Ended June 30,
(in thousands)	2011	2010

Cash flows from operating activities:
Net income	$ 20,195	$ 4,755
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (benefit of) deferred income taxes	(5,472)	37
Depreciation and amortization	5,000	3,429
Provision for (recovery of) bad debts, net	558	(157)
Share-based compensation	1,234	789
Loss on the disposition of property and equipment	--	18
Changes in operating accounts:
Accounts receivable	(1,696)	16
Inventories	(3,900)	(4,457)
Prepaid expenses and other current assets	(951)	664
Accounts payable	(3,750)	2,102
Accrued liabilities	(3,377)	(96)
Customer deposits	(929)	1
Deferred revenue	(903)	8
Other operating assets and liabilities	223	329
Net cash provided by operating activities	6,232	7,438

Cash flows from in investing activities:
Purchases of property and equipment	(978)	(434)
Proceeds from disposition of property and equipment	--	6
Cash paid for acquisitions, net of cash assumed	(27,975)	(5,600)
Additions to license and patent costs	(211)	(192)
Net cash used in investing activities	(29,164)	(6,220)

Cash flows from financing activities:
Proceeds from issuance of common stock	62,054	--
Proceeds from exercise of stock options and restricted stock	2,281	238
Repayment of capital lease obligations	(112)	(105)
Restricted cash	(207)	--
Net cash provided by financing activities	64,016	133

Effect of exchange rate changes on cash	576	(386)
Net increase in cash and cash equivalents	41,660	965
Cash and cash equivalents at the beginning of the period	37,349	24,913
Cash and cash equivalents at the end of the period	$ 79,009	$ 25,878

Supplemental Cash Flow Information:
Interest payments	$ 282	$ 297
Income tax payments	445	275
Non-cash items:
Transfer of equipment from inventory to property and equipment, net	1,102	1,323
Transfer of equipment to inventory from property and equipment, net	38	392
Stock issued for acquisition of businesses	2,042	2,600

3D SYSTEMS CORPORATION
Schedule 1

Following is a reconciliation of the numerator and denominator of the basic and diluted net earnings per share computations:

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Basic and diluted earnings per share:
Basic earnings per share:
Numerator:
Net income	$ 13,373	$ 2,737	$ 20,195	$ 4,755

Denominator:
Weighted average common shares outstanding*	50,298	46,070	48,950	45,880

Basic earnings per share*	$ 0.27	$ 0.06	$ 0.41	$ 0.10

Diluted earnings per share:
Numerator:
Net income	$ 13,373	$ 2,737	$ 20,195	$ 4,755

Denominator:
Weighted average common shares outstanding*	50,298	46,070	48,950	45,880
Effect of dilutive securities:
Stock options *	1,049	602	1,054	580
Diluted weighted average shares outstanding*	51,347	46,672	50,004	46,460

Diluted earnings per share*	$ 0.26	$ 0.06	$ 0.40	$ 0.10

*2010 share and per share data has been adjusted to reflect the two-for-one stock split effected in the second quarter of 2011
CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         E-mail: WittenS@3dsystems.com

         Media Contact:
         Cathy Lewis
         803-326-3950
         Email: LewisCl@3dsystems.com